Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Plan Administrator

PepsiAmericas, Inc. Salaried 401(k) Plan:

We consent to the incorporation by reference in the registration statement (No. 333-165106) on Form S-8 of PepsiCo, Inc. of our report dated June 22, 2011, with respect to the statement of net assets available for benefits of PepsiAmericas, Inc. Salaried 401(k) Plan as of December 31, 2010, and the related statement of changes in net assets available for benefits for the year then ended, which report appears in the December 31, 2010 annual report on Form 11-K of PepsiAmericas, Inc. Salaried 401(k) Plan.

/s/ KPMG LLP

New York, New York

June 22, 2011